Exhibit 10 (p)

SEVENTH AMENDMENT TO CREDIT AGREEMENT

This Seventh Amendment to Credit Agreement (this “Amendment”) is made and entered into as of November 27, 2013 by and between VIDEO DISPLAY CORPORATION, a Georgia corporation (“Parent”), LEXEL IMAGING SYSTEMS, INC. (“Lexel”), Z-AXIS, INC. (“Z-Axis”), TELTRON TECHNOLOGIES, INC. (“Teltron”) AYDIN DISPLAYS, INC. (“Aydin” and together with Lexel, Z-Axis and Teltron, collectively, the “Subsidiaries”; and the Subsidiaries, together with Parent, collectively, the “Borrowers”) and COMMUNITY & SOUTHERN BANK, as administrative agent (the “Agent”), the successor administrative agent to PNC Bank, National Association (as successor to RBC Bank USA) (“PNC”)), COMMUNITY & SOUTHERN BANK (“CSB”), as sole lender (individually the “Lender” and collectively with any other lender becoming a party to the herein defined “Credit Agreement”, the “Lenders”);

W I T N E S S E T H:

WHEREAS, the Borrowers, FOX INTERNATIONAL, LTD., INC. (“Fox”), the Agent and the “Lenders have made and entered into that certain Credit Agreement, dated as of December 23, 2010, as amended by that certain Amendment to Credit Agreement and Consent, dated as of May 26, 2011 (the “First Amendment”), as amended by that certain Amendment to Credit Agreement and Consent, dated as of July 26, 2011 (the “Second Amendment”), as amended by that certain Third Amendment to Credit Agreement (the “Third Amendment”), dated as of September 1, 2011, as amended by that certain Fourth Amendment to Credit Agreement and Consent (the “Fourth Amendment”), dated as of January 17, 2012, as amended by that certain Fifth Amendment to Credit Agreement, Waiver and Consent (the “Fifth Amendment”), dated as of May 22, 2012, as amended by that certain Sixth Amendment to Credit Agreement and Waiver the “Sixth Amendment”), dated as of September 6, 2013 (the “Original Credit Agreement” and, as amended hereby, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement);

WHEREAS, pursuant to the Original Credit Agreement, the Agent and Lenders have extended to the Borrowers, Fox a credit facility consisting of (i) the Aggregate Revolving Loan Commitment in the original principal amount of up to $17,500,000 and subsequently reduced to $15,000,000 pursuant to the First Amendment (and including a $1,000,000 Swingline Loan sub-facility added pursuant to the Second Amendment), (ii) the Term Loan A Commitment in the original principal amount of up to $3,500,000, and (iii) the Term Loan B Commitment in the original principal amount of up to $3,000,000;

WHEREAS, Fox has been released from the Original Credit Agreement and Loan Documents pursuant to the First Amendment;

WHEREAS, pursuant to an Asset Purchase Agreement, dated as of August 15, 2013, among Parent, Aydin and Sparton Aydin, LLC (“Purchaser”) (the “Aydin Purchase Agreement”), Aydin sold substantially all of its assets to Sparton as of August 30, 2013 (the “Aydin Sale”) and PNC, as the predecessor Agent, used the net proceeds thereof ($13,600,000) to pay certain expenses of PNC and to repay the Revolving Loan Commitment, the Swingline Loan and Term Loan B Commitment to $0, and to reduce the outstanding principal balance of the Term Loan A Commitment to $1,181,793.53 as of August 30, 2013;

WHEREAS, after such application of the proceeds of the Aydin Sale, CSB purchased all of the interests of PNC, the other lender under the Credit Agreement, and CSB was also appointed as the successor “Agent” to PNC under the Credit Agreement, such that CSB is now both the Agent and the sole lender under the Credit Agreement;

WHEREAS, pursuant to the Sixth Amendment, CSB re-advanced a portion of the Ayden Payment ($168,206.47) to the Borrowers as part of the Term Loan A principal, such that the outstanding principal balance of the Term Loan A was $1,350,000;

WHEREAS, CSB, as both the successor Agent and the sole Lender, and the Borrowers wish to amend the Credit Agreement in order to (a) extend the Term Loan A maturity date to August 31, 2014 (subject to earlier prepayment as required herein), and (b) to amend certain provisions of the Original Credit Agreement in connection therewith;

NOW THEREFORE, for and in consideration of the foregoing and for ten dollars ($10.00) and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.

Acknowledgments; Amendments to Credit Agreement

Section 1.1 Revolving Loan Commitment; Swingline Commitment and Term Loan B Commitment. The Revolving Loan Commitment, the Swingline Loan Commitment and the Term Loan B Commitment have been terminated in connection with the Sixth Amendment and are no longer available for borrowings.

Section 1.2 Term Loan A Amount. The outstanding principal balance of the Term Loan A as of the date hereof is $1,350,000; Borrowers acknowledge and agree that such amount (plus interest thereon) is owed without offset, deduction, claim or counterclaim.

Section 1.3 Term Loan A Interest Rate. Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, interest shall continue to accrue on the Term Loan A (and has accrued since the date of the Sixth Amendment) at an annual rate equal to the Adjusted LIBOR Rate, plus four (4.00) percentage points; provided, in no event shall the Adjusted LIBOR Rate be less than one (1.00) percentage point.

Section 1.4 Continued Suspension of Regularly Term Loan A Principal Payments. Notwithstanding anything to the contrary in the Credit Agreement or any other Loan Document, the regularly scheduled monthly principal payments due under the Term Loan A pursuant to Section 2.05(a) shall continue to be suspended until August 30, 2014; provided, nothing herein shall be construed as suspending any required prepayments of principal on the Term Loan A, whether due pursuant to the terms of the Original Credit Agreement or this Amendment.

Section 1.5 Term Loan A Maturity Date. The definition of “Term Loan Maturity Date” is hereby amended to read as follows:

“Term Loan Maturity Date” means the earlier of (i) August 31, 2014 or (ii) the sale of any of the stock, or all or any material portion of the assets, of any Borrower; provided, however, that if such date is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day.

Section 1.6 Term Loan A Required Prepayment. The Parent and Aydin have granted to Agent and the Lenders, and hereby confirm the grant to Agent and the Lenders of, a Lien on all monies due to the Parent and/or Aydin from the Purchaser under the Aydin Purchase Agreement, including payments with respect the working capital adjustment holdback under Section 2.8 of the Aydin Purchase Agreement (the “Working Capital Adjustment Payment”), any earnout payments due to Aydin and/or Parent under Section 2.13 of the Aydin Purchase Agreement (the “Earn-Out Payments”), and any other funds released to Aydin and/or Parent from the “Holdback” under the Aydin Purchase Agreement (the “Holdback Payments” and collectively with the Working Capital Adjustment Payment and the Earn-Out Payments, the “Trailing Payments”). The Parent and Aydin (and the other Borrowers) shall hold any such payments received by them in trust for the Agent and the Lenders and, as soon as practical after receipt of any such Trailing Payments(s), shall promptly pay the same over to the Agent for application to the outstanding principal balance of the Term Loan A.

Section 1.7 Term Loan A Required Principal Reduction. Notwithstanding anything to the contrary in Section 1.6 hereof, Parent and Aydin shall be required to prepay the principal of the Term Loan A with proceeds of the Working Capital Adjustment Payment only in the amount of $150,000, so long as (i) such payment is received by February 28, 2014 and (ii) no Default or Event of Default has occurred and is continuing; the remaining balance of such Working Capital Adjustment Payment permitted to be retained by the Borrowers shall be used only for working capital purposes. Nothing this Section shall be construed as limiting the Borrowers’ obligation to use all other Trailing Payments, as required in Section 1.6 hereof, to prepay the Term Loan A in accordance with Section 1.6 hereof. If the Borrowers have not received any Working Capital Adjustment Payment(s) by February 28, 2014, Borrowers shall, nevertheless, repay the principal of the Term Loan A by at least $150,000 no later than February 28, 2014.

Section 1.8 Continued Suspension of Financial Covenants. Notwithstanding anything to the contrary in the Credit Agreement or in any other Loan Document, Borrowers shall not be required to comply with the financial covenants in Section 6.15 from the date hereof through August 31, 2014.

Section 1.9 Continued Compliance With the Loan Documents. Notwithstanding this Amendment, each of Borrowers and Guarantor shall continue to perform and comply strictly with each and every provision of the Loan Documents (as modified hereby).

ARTICLE 2.

Release; Waivers by Borrowers and Guarantor

Section 2.1 Release. In consideration of the accommodations and concessions made by the Bank pursuant to this Amendment, each of the Borrowers and Guarantor does hereby irrevocably remise, release, acquit, satisfy and forever discharge each of the Agent and the Lenders, and their respective successors and assigns, all of their respective affiliates and subsidiaries, past, present and future, and all of their respective shareholders, officers, directors, employees, agents, attorneys, representatives and participants, from any and all manner of debts, accountings, bonds, warranties, representations, covenants, promises, contracts, controversies, agreements, claims, executions, counterclaims, demands and causes of action of any nature or type whatsoever, whether at law or in equity, whether known or unknown, either now accrued or hereafter maturing, which it now has or hereafter can, shall or may have by reason of any matter, claim or action arising through the date hereof out of or relating to the administration, funding or existence of the Obligations and/or the Loan Documents.

Section 2.2 Waiver of Trial by Jury. IN RECOGNITION OF THE HIGHER COSTS AND DELAY WHICH MAY RESULT FROM A JURY TRIAL, THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE 3.

Conditions to Effectiveness

Section 3.1 Conditions. The amendments to the Original Credit Agreement set forth in this Amendment shall become effective as of date (the “Effective Date”) after all of the conditions set forth in this Article hereof shall have been satisfied to Agent’s and Lenders’ sole discretion.

Section 3.2 Execution of Amendment. The Borrowers shall have executed and delivered this Amendment.

Section 3.3 Ordway Guaranty Confirmation. Guarantor shall have executed and delivered a confirmation of his Guaranty agreement in favor of the Agent and the Lenders, which confirmation shall be in form and substance satisfactory to the Agent and the Lenders.

Section 3.4 Representations and Warranties. (a) As of the Effective Date, the representations and warranties set forth in the Credit Agreement, and the representations and warranties set forth in each of the Loan Documents, shall be true and correct in all material respects; (b) as of the Effective Date, no Defaults or Events of Default shall have occurred and be continuing; and (c) the Agent and the Lenders shall have received from the Borrower a certificate dated the Effective Date, certifying the matters set forth in subsections (a) and (b) of this Section, which certificate shall be in form and substance satisfactory to the Agent and the Lenders.

Section 3.5 Expenses. The Borrowers shall have paid all costs and expenses of the Agent and the Lenders in connection with the transactions contemplated hereby, including fees and expenses of CSB’s counsel ($                    ).

ARTICLE 4.

Miscellaneous

Section 4.1 Entire Agreement; No Novation or Release. This Amendment, together with the Loan Documents, as in effect on the Effective Date, reflects the entire understanding with respect to the subject matter contained herein, and supersedes any prior agreements, whether written or oral. This Amendment is not intended to be, and shall not be deemed or construed to be, a satisfaction, novation or release of the Credit Agreement or any other Loan Document. Except as expressly amended hereby, all representations, warranties, terms, covenants and conditions of the Credit Agreement and the other Loan Documents shall remain unamended and unwaived and shall continue in full force and effect.

Section 4.2 Fees and Expenses. All fees and expenses of the Agent and Lenders incurred in connection with the issuance, preparation and closing of the transactions contemplated hereby shall be payable by the Borrowers promptly upon the submission of the bill therefor. If the Borrowers shall fail to promptly pay such bill, the Agent and Lenders are authorized to pay such bill by debiting the Borrowers’ accounts with the Agent and Lenders to pay the same.

Section 4.3 Choice of Law; Successors and Assigns. This Amendment shall be construed and enforced in accordance with and governed by the internal laws (as opposed to the conflicts of laws provisions) of the State of Georgia. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Amendment may be signed in multiple counterparts.

WITNESS the hand and seal of each of the undersigned as of the date first written above.

Agent:

COMMUNITY & SOUTHERN BANK, as Agent, as successor administrative agent to PNC Bank, National Association (as successor to RBC Bank USA))

By:
Name:
Title:

CSB:

COMMUNITY & SOUTHERN BANK, as sole Lender

By:
Name:
Title:

BORROWERS:

VIDEO DISPLAY CORPORATION

By:	/s/ Ronald D. Ordway
Ronald D. Ordway, Chief Executive Officer

LEXEL IMAGING SYSTEMS, INC.

By:	/s/ Ronald D. Ordway
Ronald D. Ordway, Chief Executive Officer

Z-AXIS, INC.

By:	/s/ Ronald D. Ordway
Ronald D. Ordway, Chief Executive Officer

TELTRON TECHNOLOGIES, INC.

By:	/s/ Ronald D. Ordway
Ronald D. Ordway, Chief Executive Officer

AYDIN DISPLAYS, INC.

By:	/s/ Ronald D. Ordway
Ronald D. Ordway, Chief Executive Officer